Exhibit 99.2

CONTACTS:
Lara Mahoney
Director of Investor Relations and Corporate Communications, Invacare Corporation
440-329-6393

Kevin Gehrt
Vice President - Human Resources & Communications, AssuraMed
330-963-6998 Ext: 3210; media@assuramed.com

INVACARE CORPORATION COMPLETES SALE OF MEDICAL SUPPLIES BUSINESS TO ASSURAMED

Elyria, Ohio (January 18, 2013) - Invacare Corporation (NYSE: IVC) announced today that it has completed the sale of its Invacare Supply Group (ISG) medical supplies business to AssuraMed of Twinsburg, Ohio, a leader in wholesale and home-delivered medical supplies across the United States, for a purchase price of approximately $150.8 million in cash, which is subject to final post-closing adjustments. Invacare estimates net proceeds from the sale of approximately $146.6 million, net of expenses.

This transaction is consistent with Invacare's globalization strategy, allowing the Company to focus on its core equipment product lines. In line with its prior announcement of the transaction, the Company intends to use the proceeds from the sale to reduce debt outstanding under its revolving credit facility. The Company expects that this will better position it to accelerate new product development with selective acquisitions after it has completed its previously announced quality systems remediation at its corporate and manufacturing facilities in Elyria, Ohio.

The Company expects to file a Form 8-K containing unaudited pro forma condensed combined financial statements with the Securities and Exchange Commission on Tuesday, January 22, 2013, which will reflect the effects of the disposition of ISG.

About Invacare Corporation
Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,000 associates and markets its products in approximately 80 countries around the world. For more information about Invacare and its products, visit Invacare's website at www.invacare.com.

Invacare Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the design, production and/or distribution of Invacare's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unforeseen circumstances that might delay or adversely impact the results of the third party expert certification audits or FDA inspections of Invacare's quality systems at the impacted Elyria, Ohio, facilities; the failure or refusal of customers or healthcare professionals to sign necessary certification forms required by the exceptions to the consent decree; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and an additional 91 metropolitan statistical areas beginning in July 2013), impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the expected annual impact on Invacare of the excise tax beginning in 2013 on certain medical devices and Invacare's ability to successfully offset such impact); legal actions, regulatory proceedings or Invacare's failure to comply with regulatory requirements or receive regulatory clearance or approval for Invacare's products or operations in the United States or abroad; product liability claims; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of Invacare's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; possible adverse effects of being leveraged, including interest rate or event of default risks (particularly as might result from impact of the FDA consent decree); decreased availability or increased costs of materials which could increase Invacare's costs of producing or acquiring Invacare's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in Invacare's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.